        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER SMALL CAP GROWTH FUND
        10f-3 transactions for the period April 1, 2000- June 30, 2000


                                                                 TOTAL
                                                                 ISSUED/
                           DATE       PRICE   SHARES     % of    PRINCIPAL             PURCHASED
SECURITY                   PURCHASED  SHARE   PURCHASED  Assets  AMOUNT                BY FUND     BROKER(S)
Capstone Turbine           06/28/00 $ 16.00    20,000    0.034%  $145,454,544.00        0.222%    Goldman Sachs
Stanford Microdevices      05/25/00 $ 12.00    14,700    0.024%  $ 48,000,000.00        0.367%    Deutsche Bank

